Exhibit 10.22

EMPLOYMENT SIDE LETTER AGREEMENT

This letter agreement (the “Agreement”) is dated as of October 17, 2024

BETWEEN :

DAMON MOTORS INC. a corporation incorporated under the laws of the Province of British Columbia (the “Company”)

– and –

JAY GIRAUD, an individual residing in the City of Vancouver in the Province of British Columbia (the “Executive”)

WHEREAS the Executive and the Company entered into an employment agreement dated July 22, 2016, that sets out the terms and conditions governing the Executive’s employment with the Company (the “Employment Agreement”), which is in the form attached as Schedule “A” hereto.

AND WHEREAS the Company intends on completing a plan of arrangement under Part 9 Division 5 of the Business Corporations Act (British Columbia), involving the Company, XTI Aerospace, Inc. (“XTI”), Grafiti Holding Inc. (“Spinco”) and 1444842 B.C. Ltd., (“Amalco Sub” and together with the Company, XTI and Spinco, the “Transaction Parties”) pursuant to the terms and conditions of the business combination agreement dated October 23, 2023, as may be amended from time to time, between the Transaction Parties (the “Transaction”);

AND WHEREAS, in recognition of the loyalty and contributions of the Executive in the course of his employment with the Company and for his previous and future assistance with the completion of the Transaction, the Company wishes, on the terms and conditions described herein, to set out certain additional terms to her employment with the Company, which have been mutually agreed upon by the parties hereto and which will be supplemental to the terms of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Company and the Executive, the parties hereto agree as follows:

Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Employment Agreement.

1.	Supplemental Terms to the Employment Agreement

(a)	It is hereby also acknowledged that, notwithstanding the termination of this Agreement for any reason, the Executive shall be entitled to receive a cash bonus from the Company of U.S.$1,000,000 (the “Listing Bonus”) following the completion by the Company of its direct or indirect (through a successor company or otherwise) listing on a recognized stock exchange or over-the-counter market in North America (the “Listing”), subject to the Executive’s continued service with the Company for a period of at least 375 days following the date of Listing (“Service Period”). The Listing Bonus shall be paid out as soon as practicable at the time when the Board of Directors determines that it is in the best interests of the Company to do so, having due regard to the Company’s financial situation. Nothwithstanding the preceding sentence, the Listing Bonus shall be paid promptly following the completion of the Service Period.

(b)	The “Exclusive Service” clause in the Employment Agreement (Section 1.7) shall be deemed to be deleted in its entirety, effective as of the date of this Agreement.

2.	Interpretation

This Agreement is supplemental to and shall form one agreement with the Employment Agreement, and this Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

3.	General provisions

(a)	All references herein to currency are to the lawful currency of the United States of America.

(b)	The parties hereto undertake to sign all other documents and to take all other measures that may be necessary to give effect to this Agreement.

(c)	In the event of a conflict between the terms of this Agreement and the terms of the Employment Agreement, the provisions of this Agreement shall prevail.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia. The parties irrevocably submit to the jurisdiction of the courts of the judicial district of Vancouver.

(e)	This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted assignees and successors, if any. Neither party may assign this Agreement without the prior written consent of the other party. If any Section of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall affect only such Section and shall not affect or render invalid or unenforceable any other Section of this Agreement.

(f)	This Agreement may not be amended, terminated or waived except in writing signed by the Company and the Executive.

(g)	This Agreement may be executed in counterparts, each duly executed counterpart being deemed an original, and all counterparts together representing one and the same document. Delivery of a signed signature page of this Agreement by electronic transmission (including pdf format or DocuSign) is as valid as delivery of a hand-signed copy.

(h)	The Executive acknowledges that she has read and understands the terms and conditions of this Agreement. He further acknowledges and agrees that she has had the opportunity to obtain such independent legal advice as he deems necessary prior to signing and delivering this Agreement, that he has not been prevented or discouraged from doing so by any other party to this Agreement and that, if he has not availed himself of such opportunity prior to signing this Agreement, he has done so voluntarily, without undue pressure.

[Remainder of page left intentionally blank; signature page to follow]

IN WITNESS WHEREOF the parties hereto have signed this Agreement on the date first indicated above.

DAMON MOTORS INC.

By:	/s/ Bal Bhullar CFO
Authorized Signatory

/s/ Jay Giraud
Jay Giraud

SCHEDULE “A”

EMPLOYMENT AGREEMENT

(attached)